UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
Offshore Logistics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OFFSHORE LOGISTICS, INC.
2000 W. SAM HOUSTON PARKWAY SOUTH, SUITE 1700
HOUSTON, TEXAS 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
          The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the “Company”) will be held at the Westchase Marriott Hotel, Houston, Texas on Monday, February 6, 2006, at 10:00 a.m. for the following purposes:
1.	To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified;

2.	To consider and act upon a proposal to approve and ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006; and

3.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.
          The Board of Directors has fixed the close of business on December 9, 2005, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
          STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET BY USING INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors

Joseph A. Baj
Secretary
Houston, Texas
December 30, 2005

I.	GENERAL INFORMATION
Why did I receive this Proxy Statement?
          The Board of Directors of Offshore Logistics, Inc. (“the Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Monday, February 6, 2006, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. We are mailing this proxy statement and the enclosed proxy card to stockholders on approximately December 30, 2005. All proxies in the enclosed form that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.
What will the stockholders vote on at the Annual Meeting?
          The stockholders will vote on the following:
•	election of directors; and

•	approval and ratification of the Company’s independent auditors.
Who are the new directors proposed for election at this year’s Annual Meeting?
          Thomas N. Amonett and Michael A. Flick are being proposed by the Board for the first time for election by the stockholders as directors. Mr. Flick has been nominated by the Board to succeed David M. Johnson as a director of the Company. Mr. Johnson is expected to resign as director effective February 6, 2006. Mr. Amonett has been nominated by the Board to become a director of the Company. With these changes, the number of Board members would increase from ten to eleven.
Will there be any other items of business on the agenda?
          We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
          Stockholders as of the close of business on December 9, 2005 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of December 9, 2005, we had 23,344,508 shares of common stock outstanding.
How many votes are required for the approval of each item?
          The nominees for director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.
          The approval of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2006 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.
What are “Broker Nonvotes”?
          If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For some proposals, such as election of directors and the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes on particular matters considered at the Annual Meeting.
How do I vote by proxy?
          If you are a stockholder of record, you may vote your proxy by marking your enclosed proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card.
          You have the right to revoke your proxy at any time before the meeting by notifying our Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.
How do I vote in person?
          If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.
How do I submit a stockholder proposal or nominate a director for the 2006 Annual Meeting?
          If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by August 31, 2006. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Secretary, 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must also give us written notice not earlier than the close of business on the 90th day prior to and not later than the close of business on the 60th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available to stockholders free of charge upon request to our Secretary.

II.	CORPORATE GOVERNANCE
Corporate Governance Guidelines
          The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website,www.olog.com, under the “Corporate Governance” caption and is available free of charge on request to the Company’s Secretary at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042.
Director Independence
          Our Corporate Governance Guidelines require that a majority of the Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE) and other facts and circumstances the Board considers relevant.
          To assist it in determining the independence of our directors, the Board has adopted certain categorical standards, which are consistent with the standards set forth in the NYSE listing standards. Our categorical standards were attached as Appendix A to last year’s Proxy Statement.

          The Board has reviewed business and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. Based on that review, our Board has determined that Messrs. Amonett, Cannon, Flick, Jungels, Knudson, Tamblyn and Waldrup are independent.
Term of Office; Mandatory Retirement
          All of our directors stand for election at each Annual Meeting.
          Under our Corporate Governance Guidelines,
•
directors will resign from the Board effective at the Annual Meeting of Stockholders following their seventy-second birthday, unless two-thirds of the members of the Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from the Board when they retire, resign or otherwise cease to be employed by the Company; and

•
a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from the Board. The Nominating Committee of the Board will assess the situation and recommend to the full Board whether to accept the resignation.

          Pursuant to the provisions of the Corporate Governance Guidelines, the Board has voted unanimously to extend Ken Jones’ mandatory retirement age for one additional year.
Executive Sessions
          The Company’s Corporate Governance Guidelines provide that, at least twice a year, at regularly scheduled meetings, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors meet separately at least once a year. Normally, the Chairman of the Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of the Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting. In either case, the Lead Director of any such meeting will be, in rotation, the then-Chairman of one of the committees of the Board of Directors required to be composed solely of independent directors, in the following order: Audit, Compensation, Corporate Governance, and Nominating Committees.
          Stockholders and other interested parties who wish to communicate with the Lead Director of executive sessions or with the non-management directors as a group should send their correspondence to: Lead Director or Offshore Logistics, Inc. Non-Management Directors, as the case may be, c/o Secretary, 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Secretary unopened to, as the case may be, the Chairman of the Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).
Code of Ethics and Business Conduct
          The Board has adopted a Code of Business Integrity for directors and employees (the “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code is posted on our website under the “Corporate Governance” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042.

          The Corporate Governance Committee will review any issues under the Code involving an executive officer or director and will report its findings to the full Board. The Board does not envision that any waivers of the Code will be granted, but, should a waiver be granted for an executive officer or director, it will also be promptly disclosed on our website.
Director Selection
          The Board has adopted criteria for the selection of directors that describe the qualifications the Nominating Committee looks for in director candidates. The current criteria are included in the Corporate Governance Guidelines which are posted on our website.
          The Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.olog.com, under the “Corporate Governance” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. It is the policy of the Nominating Committee to consider director candidates recommended by its employees, directors, stockholders, and others, including search firms.
          Mr. Flick, who is proposed to fill the seat vacated by Mr. Johnson, was identified by counsel to the Company as a potential nominee to the Board. Mr. Amonett, who is proposed as an additional director, was identified by Mr. David M. Johnson as a potential nominee to the Board. The Nominating Committee recommends Mr. Flick and Mr. Amonett for election by the stockholders to the Board of Directors.
          The Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.
          If a stockholder wishes to recommend a director for nomination, he or she should follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.
          Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting must give us written notice not earlier than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 60th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to the Secretary must include the following:
•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•	Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.
Director Compensation
          For the period April 1, 2004 to September 8, 2004, each non-employee member of the Board of Directors received $5,500 per quarter. Non-employee directors also received $1,100 for each meeting attended, including committee meetings. Each committee chairman received $2,500 (in lieu of the $1,100 per meeting fee) for each committee meeting chaired. Effective September 9, 2004, we increased the amounts we compensate our non-employee directors for their services. Each non-employee member of the Board of Directors (other than Mr. Jones) received $7,500 per quarter and $1,500 for each meeting attended, including committee meetings. The Audit Committee chairman received $5,000 for each committee meeting chaired. Each other committee chairman (other than Mr. Jones) received $2,500 (in lieu of the $1,500 per meeting fee) for each committee meeting chaired. In addition, pursuant to the 2003 Nonqualified Stock Option Plan for Non-employee Directors, on September 9, 2004 each Non-employee Director (as defined in the plan) received options to purchase 5,000 shares of the Company’s common stock, at an exercise price equal to its then fair market value.
          The 2003 Nonqualified Stock Option Plan for Non-employee Directors (the “2003 Plan”) provides for the granting to directors who are not employees of the Company (the “Non-employee Directors”) of nonqualified options to purchase Common Stock. The 2003 Plan is administered by the Compensation Committee of the Board of Directors. A total of 160,000 shares of Common Stock have been reserved at March 31, 2005 for issuance upon the exercise of options under the 2003 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company’s capital stock.
          As of the date of the Company’s Annual Meeting of Stockholders in each year that the 2003 Plan is in effect beginning with the Annual Meeting held on September 15, 2003, each Non-employee Director who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an award to purchase 5,000 shares of Common Stock. However, no such options shall be granted to any Non-employee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.
          The option price per share for each option granted under the 2003 Plan is the fair market value of the Common Stock on the date of grant. Under the 2003 Plan, options are not exercisable until six months after the date of the grant. The 2003 Plan terminates on, and no options shall be issued after, the date of the Annual Meeting of stockholders in 2012 and any options outstanding on that date will remain outstanding until they have either expired or been exercised.
          Effective October 1, 2001, Mr. Jones ceased receiving quarterly and per meeting director fees. Instead, his director’s fees are set at $12,000 per month. On February 11, 2002, he received options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant with an expiration date of February 11, 2012, and subsequently elected to forego the September 16, 2002 annual grant under the 1991 Nonqualified Stock Option Plan for Non-employee Directors (the “1991 Plan”).
Director Attendance
          The Board of Directors held eight meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.
          It is our policy that each director of the Company is expected to be present at each Annual Meeting of Stockholders, absent exigent circumstances that prevent attendance. We facilitate director attendance at the Annual Meetings of Stockholders by scheduling such meetings in conjunction with regular meetings of directors. All of our directors attended last year’s Annual Meeting.
Communication with Directors
          The Board of Directors maintains a process for stockholders and interested parties to communicate directly with the Board. Stockholders and other interested parties may write to the Board, as more fully described in our Company Policy for Communications with the Board of Directors posted on our website under the caption “Corporate Governance”.

III.	ELECTION OF DIRECTORS
          For fiscal year 2005, the Board of Directors has fixed the number of directors at ten. However, for fiscal 2006, the number of directors will be eleven. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.
          Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 6.6% of our Common Stock as of December 9, 2005 have indicated that they intend to vote for the election of all nominees hereinafter named. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as the Board may nominate or, if the Board does not so nominate such other person, will not vote for anyone to replace the nominee. Our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.
          The nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. Abstentions, instructions to withhold authority to vote for one or more of the nominees and broker non-votes will result in those nominees receiving fewer votes, but will not be counted as a vote AGAINST the nominee.
          The Board of Directors recommends that stockholders vote FOR the election to the Board of each of the nominees described below.
Information Concerning Nominees
          Our present Board of Directors proposes for election the following eleven nominees for director. Except for Mr. Amonett and Mr. Flick, each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on September 9, 2004. Mr. Amonett and Mr. Flick are standing for election for the first time.
THOMAS N. AMONETT, age 62, and resident of New York, New York, has been nominated for election to our Board at the Annual Meeting. Mr. Amonett has served as President, Chief Executive Officer and a director of Champion Technologies, Inc. since 1999. Champion Technologies, Inc. is an international provider of specialty chemicals and related services primarily to the oilfield production sector. Mr. Amonett serves as Chairman of the Board of TODCO, where he serves on the Corporate Governance and Executive Compensation Committees, and a director of Reunion Industries, Inc., where he serves on the Compensation and Audit Committees. Mr. Amonett served as director of Stelmar Shipping Ltd. from 2002 to January 2005 and served on the Audit Committee during his tenure, serving as chairman of the Audit Committee from 2003 to 2005.
PETER N. BUCKLEY (1), age 63, and a resident of London, England, currently serves as the Chairman of Caledonia Investments plc (a U.K. investment trust company). Mr. Buckley joined our Board in 1997 in connection with our investment in Bristow Aviation Holdings Limited. He also serves as a director of Kerzner International, Ltd., whose shares trade on the New York Stock Exchange, and as a director of Close Brothers Group plc. He has served as a member of our Executive Committee since 2000.
STEPHEN J. CANNON, age 51, and a resident of Southlake, Texas. Mr. Cannon joined our Board in 2002. He is currently the President and Chief Executive Officer of DynCorp International LLC, a CSC Company, a technology company with annual revenues in excess of $2 billion. From 1997 to 2000 he was Senior Vice President of DynCorp, and from 2000 to February 2005 he was President of DynCorp. Mr. Cannon has worked at DynCorp for 20 years and served in a variety of other capacities, including General Manager of its technical service subsidiary and Vice President of its aerospace technology subsidiary. He has served as a member of our Audit Committee since 2002 and our Corporate Governance Committee since 2004.
JONATHAN H. CARTWRIGHT (1), age 52, and a resident of London, England, where he is the Finance Director of Caledonia Investments plc. He, too, joined our board in 1997 in conjunction with our investment in Bristow Aviation Holdings Limited.

WILLIAM E. CHILES, age 57, and a resident of Houston, Texas, became the President and Chief Executive Officer of our Company effective July 15, 2004. He was elected Chief Financial Officer upon Mr. Voegele’s resignation and is expected to serve in that capacity until a successor is identified. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of Basic Energy Services, L.P., a contractor for land based oil and gas services. He has served as a member of our Executive Committee since 2004.
MICHAEL A. FLICK, age 57, and a resident of New Orleans, Louisiana, has been nominated for election to our Board at our next annual meeting of stockholders. Mr. Flick has been selected by our Board to succeed Mr. Johnson, who we expect to resign as director on the date of the Annual Meeting. Mr. Flick began his career in commercial banking in 1970 at First National Bank, which subsequently became a wholly owned subsidiary of First Commerce Corporation, whose shares were traded on the NASDAQ. Mr. Flick held a variety of positions at First Commerce Corporation, including Chief Financial Officer and Chief Credit Policy Officer, and retired in 1998 as the Executive Vice President and Chief Administrative Officer. Thereafter, he served as a director and chairman of the Audit Committee of Community Coffee Company, a privately held company until his term expired in July 2005. He also serves as a director of the University of New Orleans Foundation and chairman of its Audit Committee.
KENNETH M. JONES, age 72, and a resident of Flat Rock, North Carolina. Mr. Jones was a founding director of Offshore Logistics, Inc. and served as President and Chief Operating Officer from 1969 until 1984. During this period he was a director of the Helicopter Association International and the American Helicopter Society. He retired from our Company in 1984 to manage an oil royalty investment trust, but he has served continuously as a director since 1969 to the present. In October 2001, Mr. Jones was elected as Chairman of the Board of our Company and is currently serving in that capacity. In addition, Mr. Jones serves on our Executive Committee.
PIERRE H. JUNGELS, CBE, age 61, and a resident of Enborne, England. Dr. Jungels joined our Board in 2002. He served as President of the Institute of Petroleum until December 2003. From 1996 through 2001 he served as a director and Chief Executive Officer of Enterprise Oil plc, one of the largest independent European oil companies at the time. In 1996, Dr. Jungels served as the managing director of exploration and production at British Gas plc. From 1975 through 1995 he served in a variety of capacities at Petrofina S.A. and its predecessors, including serving as a director of FINA, Inc., as Managing Director and Chief Executive Officer of FINA, plc (U.K.) and Chief Executive Officer of FINA Angola. Mr. Jungels is also a director of Woodside Petroleum Ltd., a director and Chairman of the Board of OHM Offshore Hydrocarbon Mapping Plc, a director of Imperial Tobacco Group plc, where he serves on the Audit and Compensation Committees, and a director and chairman of the board of Rockhopper Exploration Plc. He has served on our Compensation Committee since 2002 and also serves on our Corporate Governance Committee.
THOMAS C. KNUDSON, age 59, and a resident of Houston, Texas. Mr. Knudson joined our Board in June 2004. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, he joined Conoco in 1975. His diverse corporate career included engineering, operations, business development and commercial assignments across a broad spectrum of Conoco Phillips businesses, including service as the Chairman of Conoco Europe Exploration and Production. He retired from Conoco Phillips on January 1, 2004 as Senior Vice President, Human Resources, Government Affairs and Communications. Mr. Knudson is also a director of NATCO Group, Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil and gas and a director of Williams Partners L.P., a provider of midstream natural gas processing and transportation services. Mr. Knudson has served on our Compensation Committee and Corporate Governance Committee since 2004.
KEN C. TAMBLYN, age 62, and a resident of Folsom, Louisiana. Mr. Tamblyn joined our Board in 2002. He spent the first 20 years of his business career as a certified public accountant with Peat Marwick, a predecessor of KPMG. In 1986 he joined Tidewater, Inc. as Executive Vice President and Chief Financial Officer. He served in that capacity until his retirement in August 2000. Mr. Tamblyn currently serves as a director of Gulf Island Fabrication, Inc. where he serves on the Audit Committee. Mr. Tamblyn has served on our Audit Committee since 2002 and also serves on our Nominating Committee.
ROBERT W. WALDRUP, age 61, and a resident of Kingwood, Texas. Mr. Waldrup joined our Board in 2001. He is one of the founders of Newfield Exploration Company where he served as the Vice President of Operations and as a director from 1992 until his retirement in 2001. Mr. Waldrup currently serves as the director of a privately-held company, Marine Spill Response Corporation, which provides environmental clean up services and on whose compensation committee he serves. He has served on our Executive Committee since 2004, on our Compensation Committee since 2001 and on our Nominating Committee since 2002.

(1)
Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited (“CIS”), were designated by CIS and elected to our Board of Directors in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of our Board of Directors and to replace any directors so nominated. On December 4, 2002, CIS transferred its rights and obligations under the Master Agreement to Caledonia Investments plc. For a further discussion of this transfer, see “Other Matters”.

IV.	COMMITTEES OF THE BOARD OF DIRECTORS
          Our Board of Directors has the following committees, the membership of which as of December 9, 2005, was as set forth below:

Name of Committee and Members	Function of Committee (2)	Number of Meetings in Fiscal 2005

EXECUTIVE	Acts in accordance with committee charter.	0
Peter N. Buckley
Kenneth M. Jones
Robert W. Waldrup
William E. Chiles

AUDIT (1)	Acts in accordance with committee charter.	6
Stephen J. Cannon
David M. Johnson
Ken C. Tamblyn

COMPENSATION (1)	Acts in accordance with committee charter.	5
Pierre H. Jungels, CBE
Thomas C. Knudson
Robert W. Waldrup

CORPORATE GOVERNANCE (1)	Acts in accordance with committee charter.	2
Stephen J. Cannon
Pierre H. Jungels, CBE
Thomas C. Knudson

NOMINATING (1)	Acts in accordance with committee charter.	3
David M. Johnson
Ken C. Tamblyn
Robert W. Waldrup

(1)	As of December 9, 2005, all members of the Audit, Compensation, Corporate Governance and Nominating Committees were independent as defined in the applicable NYSE rules.

(2)
The charters of our Executive, Audit, Compensation, Corporate Governance, and Nominating Committees are posted on our website under the “Corporate Governance” caption and are available free of charge on request to our Secretary at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042.

V.	EXECUTIVE OFFICERS OF THE REGISTRANT
          Under our by-laws, our Board of Directors elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At December 21, 2005, our executive officers were as follows:

Name	Age	Position Held with Registrant

William E. Chiles	57	President, Chief Executive Officer, Chief Financial Officer and Director
Joseph Baj	47	Vice President, Treasurer and Secretary
Elizabeth Brumley	47	Vice President, Chief Accounting Officer and Controller
Richard Burman	52	Senior Vice President, Eastern Hemisphere
Bill Donaldson	65	Executive Vice President, Production Management
Michael Suldo	59	Senior Vice President, Western Hemisphere
          Mr. Chiles joined us in July 2004 as Chief Executive Officer and President. Mr. Chiles was elected Chief Financial Officer upon Mr. Voegele’s resignation from the Company and is expected to serve in that capacity until a successor is identified. Mr. Chiles served as Executive Vice President and Chief Operating Officer of Grey Wolf, Inc. from March 2003 until June 2004. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. From May 1996 until March 1997, Mr. Chiles served as Senior Vice President — Drilling Operations of Cliffs Drilling Company. From 1992 to May 1996, Mr. Chiles served as President and Chief Executive Officer of Southwestern Offshore Corporation, an offshore contract drilling company that he founded in 1992. Mr. Chiles co-founded Chiles Offshore Corporation in 1987 and its predecessor company, Chiles Drilling Company, in 1977, each of which was an offshore contract drilling company.
          Mr. Baj joined us in July 2005 as Assistant Treasurer. In November 2005, Mr. Baj was elected Vice President, Treasurer and Secretary upon Mr. Voegele’s resignation from these positions. Prior to joining the Company, Mr. Baj was a treasury consultant from 2004 to 2005. Prior to 2004, Mr. Baj was Assistant Treasurer with Transocean Inc. from 1997 to 2003, held various treasury and investor relations positions with Sterling Chemicals, Inc. from 1987 to 1997, and worked in the treasury group of Anderson, Clayton and Co. from 1983 to 1987.
          Ms. Brumley joined us and was elected Controller in November 2005. Ms. Brumley was subsequently elected Vice President and Chief Accounting Officer concurrent with Mr. Voegele’s resignation from the Company. Before joining the Company, Ms. Brumley was the Vice President and Controller of Noble Drilling Services, Inc., a drilling company, from March 2005 to September 2005. From 1996 to March 2005, she served with MAXXAM Inc., a forest products, real estate investment and development, and racing company, where she served as Controller beginning in January 1999 and ultimately becoming Vice President and Controller in December 2003. She has also worked for GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), an offshore marine services company, serving as Controller from 1990 until 1996. A Certified Public Accountant, Ms. Brumley was a senior auditor with Arthur Andersen LLP prior to joining GulfMark in 1987.
          Mr. Burman joined us in 2004 as Senior Vice President, Eastern Hemisphere and Managing Director of Bristow. Prior to joining us, Mr. Burman held various positions within the Baker Hughes group of companies, most recently Region General Manager, Mediterranean and Africa for Baker Hughes INTEQ.
          Mr. Donaldson joined us in 1995 as Vice President, Marketing of Grasso Production Management, Inc. Mr. Donaldson was appointed President of GPM in 1996 and Executive Vice President, Production Management in 2004, and currently serves in those positions. Mr. Donaldson has 40 years experience in the offshore oil service business in the Gulf of Mexico. Prior to joining us, Mr. Donaldson held the positions of President of Savage Drilling, Inc. and Vice President, Operations for Tidewater, Inc.
          Mr. Suldo joined us in 2002 as Assistant General Manager of Air Logistics and was elected General Manager in 2003. In June 2005, Mr. Suldo was promoted to Senior Vice President, Western Hemisphere and President of Air Logistics. Prior to joining us, Mr. Suldo retired as a Commander in the US Navy following a 20 year career. He was employed at Petroleum Helicopters Inc. from July 1988 until March 2002 in Gulf of Mexico operations in various managerial positions.
          Mr. Brian C. Voegele resigned from the Company on December 16, 2005 to become CFO of another company. Mr. Voegele joined us in June 2005 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

VI.	SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Holdings of Principal Stockholders
          The following table shows as of December 9, 2005, certain information with respect to beneficial ownership of our Common Stock by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

	Amount
	Beneficially	Title	Percent
Name and Address of Beneficial Owner	Owned	of Class	of Class (1)

Caledonia Investments plc
Cayzer House, 30 Buckingham Gate
London, England SW1 E6NN	1,300,000(2)	Common	5.6%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	1,796,686(3)	Common	7.7%

Franklin Resources, Inc.
One Parker Plaza, 9th Floor
Fort Lee, NJ 07024	1,221,550(4)	Common	5.2%

FMR Corp.
82 Devonshire Street
Boston, MA 02109	2,903,300(5)	Common	12.4%

(1)	Percentage of the Common Stock of the Company outstanding as of December 9, 2005.

(2)
According to a Schedule 13D/A filed on July 29, 2003 by (i) Caledonia Investments plc (“Caledonia”) as the direct beneficial owner of 1,300,000 of such shares of Common Stock; and (ii) The Cayzer Trust Company Limited (“Cayzer Trust”) as an indirect beneficial owner given its direct holdings of the securities of Caledonia. Caledonia and Cayzer Trust have shared voting and dispositive power over the 1,300,000 shares of Common Stock.

(3)
According to a Schedule 13G/A filed on February 9, 2005 with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. has sole voting and dispositive power with respect to and beneficially owns 1,796,686 of such shares of Common Stock.

(4)
According to a Schedule 13G filed on February 11, 2005 with the Securities and Exchange Commission, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Franklin Advisory Services, LLC, has sole voting power with respect to 1,202,200 shares of Common Stock and sole dispositive power with respect to 1,205,600 shares of Common Stock. Fiduciary Trust Company International has sole voting and dispositive power with respect to 15,950 shares of Common Stock.

(5)
According to Schedule 13G/A filed on February 14, 2005 with the Securities and Exchange Commission, FMR Corp. has sole voting power with respect to 515,900 of such shares of Common Stock, sole dispositive power with respect to 2,903,300 of such shares of Common Stock, and beneficially owns 2,903,300 of such shares of Common Stock.

Holdings of Directors, Nominees and Executive Officers
          The following table shows as of December 9, 2005, certain information with respect to beneficial ownership of our Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 11 of this proxy statement, and (iii) all of our directors, nominees and executive officers as a group:

	Amount
	Beneficially	Title	Percent
Name of Beneficial Owner	Owned (1)	of Class	of Class (2)
Thomas N. Amonett	0	Common	*
Peter N. Buckley	1,322,000 (3)	Common	5.7%
Richard Burman	8,000	Common	*
Stephen J. Cannon	5,000	Common	*
Jonathan H. Cartwright	1,322,000 (3)	Common	5.7%
William E. Chiles	25,000	Common	*
Bill Donaldson	19,333	Common	*
H. Eddy Dupuis (4)	0	Common	*
Michael A. Flick	0	Common	*
David M. Johnson	50,000	Common	*
Kenneth M. Jones	50,600	Common	*
Pierre H. Jungels	12,000	Common	*
Thomas C. Knudson	5,000	Common	*
Drury A. Milke (5)	415	Common	*
George M. Small (6)	515	Common
Ken C. Tamblyn	13,000	Common	*
Robert W. Waldrup	29,000	Common	*
All Directors, Nominees and Executive Officers as a Group (21 persons) (3) (7)	1,618,001	Common	6.9%

*	Less than 1%.

(1)
Based on information as of December 9, 2005, supplied by directors, nominees and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after December 9, 2005, the number of shares of Common Stock indicated after such director’s or executive officer’s name: Peter N. Buckley — 22,000 shares; Richard Burman — 8,000 shares; Stephen J. Cannon — 5,000 shares; Jonathan H. Cartwright — 22,000 shares; William Chiles — 25,000 shares; Bill Donaldson — 19,333 shares; David M. Johnson — 38,000 shares; Kenneth M. Jones — 48,000 shares; Pierre H. Jungels — 12,000 shares; Thomas C. Knudson — 5,000 shares; Ken C. Tamblyn - 12,000 shares; and Robert W. Waldrup — 14,000 shares and the following number of shares of Common Stock which were vested at June 30, 2005, under the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”), based on the 401(k) Plan statement dated June 30, 2005: George M. Small — 515 shares. Shares held in the 40l(k) Plan are voted by the trustee.

(2)	Percentages of our Common Stock outstanding as of December 9, 2005.

(3)
Because of the relationship of Messrs. Buckley and Cartwright to Caledonia, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of our securities owned by Caledonia (see “Holdings of Principal Stockholders”). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by Caledonia.

(4)	Effective April 26, 2005, Mr. Dupuis resigned from the Company.

(5)	Effective April 26, 2005, Mr. Milke’s employment was terminated by the Company.

(6)	Mr. Small retired from the Company effective July 15, 2005.

(7)	Including 275,331 shares, which may be acquired within 60 days of December 9, 2005 upon exercise of options.

VII.	EXECUTIVE COMPENSATION
          The following table sets forth the aggregate cash and non-cash compensation paid by us and our subsidiaries for services rendered during the last three fiscal years to our Chief Executive Officer, our former Chief Executive Officer and our four other most highly compensated executive officers who were serving as such on March 31, 2005:
Summary Compensation Table

					Long-Term Compensation
					Awards (3)
				Other		Securities
	Fiscal			Annual	Restricted	Underlying	All Other
	Year	Annual Compensation		Compensation	Stock	Options/	Compensation
Name & Principal Position	Ended	Salary	Bonus	($)(2)	Award(s)($)	SARs(#)	($)(4)
		($)(6)	($)(1)(6)

William E. Chiles(5)	2005	$301,042	$331,193	$ --	$680,250	75,000	$39,339
President and	2004	$ --	$ --	$ --	$ --	--	$ --
Chief Executive Officer	2003	$ --	$ --	$ --	$ --	--	$ --

Drury A. Milke (5)(8)	2005	$250,000	$ --	$ --	$ --	24,000	$58,499
President, Air Logistics LLC	2004	$234,000	$126,662	$ --	$ --	24,000	$51,380
	2003	$222,167	$100,688	$ --	$ --	24,000	$15,907

Richard Burman(5)	2005	$114,349	$55,267	$ --	$ --	24,000	$14,294
Managing Director,	2004	$ --	$ --	$ --	$ --	--	$ --
Bristow Helicopters Ltd.	2003	$ --	$ --	$ --	$ --	--	$ --

Bill Donaldson(5)	2005	$195,000	$119,851	$ --	$ --	24,000	$44,681
President, Grasso Production	2004	$188,000	$104,938	$ --	$ --	24,000	$42,780
Management, Inc.	2003	$178,000	$101,905	$ --	$ --	10,000	$7,097

H. Eddy Dupuis(5)(9)	2005	$175,000	$ --	$ --	$ --	24,000	$42,792
Vice President and	2004	$165,000	$94,622	$ --	$ --	24,000	$37,849
Chief Financial Officer	2003	$143,100	$81,925	$ --	$ --	18,000	$16,536

George M. Small(7)	2005	$354,274	$ --	$ --	$ --	--	$118,854
President and	2004	$290,000	$223,359	$ --	$ --	40,000	$83,684
Chief Executive Officer	2003	$272,500	$123,063	$ --	$ --	33,000	$15,891

(1)
Cash bonuses are listed in the fiscal year earned but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the “1994 Plan”), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the “Restricted Stock Award(s)” column, although the restricted stock awards were not made until the following year.

(2)
The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 2005, 2004 and 2003.

(3)
Mr. Chiles was awarded 25,000 shares of restricted stock units in fiscal 2005. We awarded no other restricted stock to these individuals for the 2005, 2004 and 2003 fiscal years. All options granted to Messrs. Chiles, Milke, Donaldson, Dupuis and Small were awarded pursuant to the 1994 Plan. Options granted to Mr. Burman were awarded pursuant to the 2004 Stock Incentive Plan (“2004 Plan”).

(4)
The stated amounts for Messrs. Chiles, Milke, Dupuis and Small consist of our contributions made pursuant to our Employee Savings and Retirement Plan (the “401(k) Plan”), 65% of which was vested with respect to Mr. Chiles and 100% of which was vested with respect to Messrs. Milke, Dupuis and Small, our contributions made pursuant to the Deferred Compensation Plan (defined below) and the cost to us for premiums on life insurance policies that we maintained for certain key employees. During fiscal year 2005, our expense for the life insurance premiums were $2,480, $2,649 and $2,680 for Messrs. Milke, Dupuis and Small, respectively, and our contributions to the
401(k) Plan were $9,088; $12,420; $10,425 and $12,478 for Messrs. Chiles, Milke, Dupuis and Small, respectively. The stated amount for Mr. Donaldson consists of our contributions made pursuant to the 401(k) Plan, all of which are 100% vested and our contributions made pursuant to the Deferred Compensation Plan. The stated amount for Mr. Burman consists of our contributions made pursuant to Bristow’s defined contribution retirement plan.

(5)	For additional information regarding the compensation of these individuals, see the section below entitled “Employment, Severance and Change-of-Control Arrangements”.

(6)
Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan,”) participants can elect to defer a portion of their compensation for distribution at a later date. The 2005 Salary and Bonus columns include the following amounts deferred pursuant to the Deferred Compensation Plan, respectively: William E. Chiles — $-0- and $-0-, Drury A. Milke — $68,750 and $-0-, Richard Burman — $-0- and $-0-, Bill Donaldson — $97,500 and $62,680, H. Eddy Dupuis — $14,875 and $-0- and George M. Small — $-0- and $-0-. We have general contractual obligations to pay the deferred compensation upon the participants’ termination of employment for any reason, including but not limited to death, disability or retirement.

(7)
Mr. Small entered into a Retirement Agreement with the Company dated as of April 26, 2004 (the “GMS Agreement”). Under the GMS Agreement, Mr. Small assisted in the transition to the new CEO for a period of 180 days beginning on the date the new CEO assumed office, which was July 15, 2004. During this 180 day period, we paid Mr. Small an annual rate equal to his 2004 base salary of $290,000 plus the average of his bonus for the last three fiscal years (the “Compensation Rate”). From the end of this 180 day transition period to November 29, 2009, we will pay Mr. Small an annual amount equal to 50% of the Compensation Rate.

(8)
Effective April 26, 2005, Mr. Milke’s employment was terminated by the Company. Michael Suldo, former general manager of Air Logistics, L.L.C., was appointed Senior Vice President, Western Hemisphere and President of Air Logistics, L.L.C., effective June 2, 2005.

(9)
Effective April 26, 2005, Mr. Dupuis resigned from the Company. Brian C. Voegele, previously employed by Transocean, Inc., was named the Company’s Chief Financial Officer, effective June 1, 2005. Mr. Voegele resigned from the Company on December 16, 2005 to become CFO of another company.

Option/SAR Grants in Last Fiscal Year
          The following table shows, as to the named executive officers, information about option/SAR grants during the 2005 fiscal year:

Individual Grants
	Number of		% of Total
	Securities		Options/SARs
	Underlying		Granted to	Exercise
	Options/SARs		Employees in	Price	Expiration	Grant Date
Name	Granted (1)(2)		Fiscal Year	($/Share)	Date	Present Value(3)
William E. Chiles	75,000	(1)	20.6%	$27.21	6/21/2014	$835,151
Drury A. Milke	24,000	(1)	6.6%	$22.81	6/3/2014	$223,852
Richard Burman	24,000	(2)	6.6%	$36.61	11/1/2014	$352,513
Bill Donaldson	24,000	(1)	6.6%	$22.81	6/3/2014	$223,852
H. Eddy Dupuis	24,000	(1)	6.6%	$22.81	6/3/2014	$223,852
George M. Small	--		--	--	--	--

(1)
These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of our Common Stock on the effective date of such purchase over the exercise price per share. These options will vest in annual installments of one-third each beginning on the first anniversary of the grant date. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to us unrestricted Common Stock already owned by the optionee or by our withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the “1994 Plan Committee”). Options under the 1994 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a “Replacement Option”). Replacement Options are exercisable at a price equal to the fair market value of our Common Stock as of the date of the grant of the Replacement Option. The options granted under the 1994 Plan also provide for certain “cashout” rights following a “Change In Control” (as defined in the 1994 Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the 1994 Plan Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have us withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to us previously owned shares of Common Stock.

(2)
This award was made pursuant to the 2004 Plan, has a ten-year term, has an exercise price equal to the fair market value (as defined in the 2004 Plan) of the Common Stock on the grant date, and includes the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of our Common Stock on the effective date of such purchase over the exercise price per share. These options will vest in annual installments of one-third each beginning on the first anniversary of the grant date. Options granted under the 2004 Plan may be exercised for cash and may also be paid for by delivering to us unrestricted Common Stock already owned by the optionee or by our withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 2004 Plan (the “2004 Plan Committee”). Options under the 2004 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a “Reload Option”). Reload Options are exercisable at a price equal to the fair market value of our Common Stock as of the date of the grant of the Reload Option. The options granted under the 2004 Plan also provide for certain adjustments following a “Change In Control” (as defined in the 2004 Plan). The options granted under the 2004 Plan also provide that, subject to certain conditions, the 2004 Plan Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have us withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to us previously owned shares of Common Stock.

(3)
The present value for these options was estimated at the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used to obtain the grant-date present value for the options granted:

	June 3, 2004	June 21, 2004	November 1, 2004
Risk free interest rate	3.89%	3.91%	3.36%

Expected life (years)	5	5	5

Volatility	39.93%	39.93%	40.07%

Dividend yield	--	--	--

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values
          The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 2005 and the values of unexercised options as of March 31, 2005:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY End		Options/SARs at FY End (1)
	Shares
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Chiles	--	$ --	--	75,000	$ --	$458,250

Drury A. Milke	79,000	$1,143,045	--	48,000	$ --	$569,520

Richard Burman	--	$ --	--	24,000	$ --	$--

Bill Donaldson	33,833	$299,982	3,333	43,334	$51,067	$498,037

H. Eddy Dupuis	32,700	$578,298	26,800	46,000	$362,664	$538,880

George M. Small	148,000	$1,491,166	--	--	$ --	$--
____________________
(1)
The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 2005, over the aggregate exercise price of the options.

Employment, Severance and Change-of-Control Arrangements
          We have entered into change of control agreements (the “Change of Control Agreements”) with certain of our executive officers. The Change of Control Agreements for each executive officer provide for continued employment for a three-year period following a Change of Control, as defined (the “Employment Term”). Should the officer’s employment be terminated during the Employment Term for any reason other than death, disability or “Cause”, as defined, or should the officer terminate his employment for “Good Reason”, as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of the officer’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined. Also, the officer will be entitled to continued welfare benefits under various Company plans and programs for a minimum of thirty-six months following the “Date of Termination”, as defined, as well as outplacement services and other benefits. In the event that any payments by the Company to or for the benefit of the officer (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”), then the officer will be entitled to an additional payment (“Gross-Up Payment”) in an amount such that, after payment by such officer of all taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreements also provide that no award granted under the 1994 Plan or pursuant to any other plan or arrangements maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.
          Under the terms of the 1994 Plan and the 2004 Plan, if a change in control (as defined in the Plans) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable and any then outstanding shares of Restricted Stock, Restricted Stock Units, Deferred Stock or other stock based awards made pursuant to the 1994 Plan and the 2004 Plan (if any) become free of all restrictions, if any, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the 1994 Plan Committee determines otherwise at the time of the award, the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price. Likewise, the 2004 Plan Committee may in its discretion make certain equitable adjustments following a change in control, including the cancellation of stock options in exchange for a cash payment equal to the excess, if any, of the consideration being paid for each underlying share of Common Stock pursuant to the change in control transaction over the exercise price of the option.

          In connection with Mr. Chiles joining the Company, he and the Company entered into an Employment Agreement that became effective June 21, 2004. The agreement initially has a term of 3 years, and, upon each anniversary, this term will be automatically extended by successive one year periods unless either party thereto gives appropriate notice. Under the agreement, Mr. Chiles serves as President and Chief Executive Officer of the Company and reports to the Board of Directors. The Company will pay Mr. Chiles a base salary of $425,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to 20% of Mr. Chiles’ annual salary and bonus to Mr. Chiles pursuant to the Deferred Compensation Plan. Upon signing the agreement, Mr. Chiles received options to purchase 75,000 shares of our Common Stock with an exercise price equal to the Common Stock’s closing price on the date of the grant. In addition, he received 25,000 Performance Accelerated Restricted Stock Units. The Company will provide Mr. Chiles a ten-year term life insurance policy in the amount of $3 million payable to his designated beneficiaries. If Mr. Chiles’ employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement), he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The agreement also contains confidentiality non-competition, non-employee solicitation and other provisions. Mr. Chiles and the Company also entered into a Change of Control Agreement substantially similar to those described above.
          Mr. Small entered into a Retirement Agreement with the Company dated as of April 26, 2004 (the “GMS Agreement”). Under the GMS Agreement, Mr. Small assisted in the transition to the new CEO for a period of 180 days beginning on the date the new CEO assumed office, which was July 15, 2004. During this 180 day period, the Company paid Mr. Small an annual rate equal to his 2004 base salary of $290,000 plus the average of his bonus for the last three fiscal years (the “Compensation Rate”). From the end of this 180 day transition period to November 20, 2009, the Company will pay Mr. Small an annual amount equal to 50% of the Compensation Rate. The GMS Agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions.
Equity Compensation Plan Information

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity Compensation plans approved by security holders(1)	831,513	$22.59	1,104,000

Equity Compensation plans not approved by security holders	N/A	N/A	N/A

Total	831,513	$22.59	1,104,000

(1)
These figures include options outstanding under the 1991 Plan, the 1994 Plan, the 2003 Plan and the 2004 Plan. The amounts for the 1991 Plan alone are: column (a) 68,000, column (b) $15.85, column (c) 0. The amounts for the 1994 Plan alone are: column (a) 627,513, column (b) $21.76, column (c) 0. The amounts for the 2003 Plan alone are: column (a) 80,000, column (b) $26.99, column (c) 160,000. The amounts for the 2004 Plan alone are: column (a) 56,000, column (b) $33.73, column (c) 944,000.

VIII.	COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Introduction
          This Compensation Committee report summarizes the major responsibilities of the Committee, the compensation philosophy which underlies specific decisions regarding compensation, each component of the program, and the basis on which the compensation for the CEO, corporate officers, and subsidiary presidents, and other key employees was determined for the fiscal year ended March 31, 2005.
          During the fiscal year ended March 31, 2005, each member of the Committee satisfied the independence requirements of the New York Stock Exchange. Each member of the Committee also met the definitions of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986 (as amended). The Committee was comprised of Mr. Robert Waldrup (Chairman), Mr. Pierre Jungels, and Mr. Thomas Knudson. The Committee met five times during fiscal year 2005.
          The Company periodically undertakes a comprehensive review and evaluation of the total compensation program for corporate officers, subsidiary presidents, and other key employees. These evaluations, which are completed with the assistance of outside consultants retained by the Committee, evaluate the overall pay philosophy of the Company, the market competitiveness of key employee and director compensation, the design and structure of the annual and longer-term incentive plans, and the Committee’s level of compliance with compensation and governance provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and other regulatory proposed governance standards.
          Annually the Committee, with the assistance of its advisors, evaluates the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar oilfield services companies. The primary market comparisons include a peer company group of companies similar in size and industry segment, and the broad oilfield services industry, adjusted for size and job responsibilities. The peer group includes substantially all the companies used in the Relative Market Performance graph presented elsewhere in this Proxy Statement and is representative of the market in which the Company competes for executive talent. These data sources provide a consistent and stable market reference from year to year.
Compensation Philosophy
          The overall mission of Offshore Logistics, Inc. is to enhance long-term stockholder value by being the best oilfield services company providing aviation transportation, production management and related services. Specifically the Company strives to have:
•	the highest level of customer satisfaction,

•	the highest emphasis on safety,

•	profitable operations, and

•	growth within defined markets.
          The compensation program for executives is designed to support and reinforce the mission of the Company and lead to the consistent enhancement of stockholder value.
          The program targets total compensation that is consistent with the market median when individual and organizational performance objectives are achieved and provides the opportunity to earn above average compensation when performance exceeds expectations. To achieve this objective the program has a significant “at-risk” component in the form of variable annual and long-term incentives. The program also seeks to balance “fixed” (salary and benefits) and “variable” (annual and long-term incentives).
          Variable incentives, both annual and longer-term, are important components of the program and are used to align actual pay levels with performance results. Long-term incentives are designed to create a strong emphasis on enhancing total stockholder value over the longer-term and align the interests of management with those of stockholders through share ownership. Annual incentives reward participants based on corporate, business unit and individual results. When annual and long-term results are above average, total compensation will be above average.

          The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain technical requirements. Based on these requirements, the Compensation Committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.
Severance Compensation Paid to our Former President and Chief Executive Officer, George M.
Small
          Mr. Small entered into a Retirement Agreement with the Company dated as of April 26, 2004 (the “GMS Agreement”). Under the GMS Agreement, Mr. Small assisted in the transition to the new CEO for a period of 180 days beginning on the date the new CEO assumed office, which was July 15, 2004. During this 180 day period, the Company paid Mr. Small an annual rate equal to his 2004 base salary of $290,000 plus the average of his bonus for the last three fiscal years (the “Compensation Rate”). From the end of this 180 day transition period to November 20, 2009, under the GMS Agreement, the Company will pay Mr. Small an annual amount equal to 50% of the Compensation Rate. The GMS Agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions.
Program Components
Base Salary
          The base salary program targets the median of comparable industry competitors. The performance of each executive is reviewed annually. Salary adjustments are based on the individual’s experience and background, the general movement of salaries in the marketplace, and the Company’s financial position. Due to these factors, an executive’s base salary may be above or below the market median at any point in time. The base salaries of the corporate officers and key executives are generally consistent with the market median.
Annual Incentive Compensation
          The Committee administers the Executive Bonus Plan for key corporate and subsidiary managers. For fiscal year 2005, incentive awards were determined based on corporate, subsidiary and individual performance. Corporate and subsidiary performance measures were based on pre-determined financial performance goals to determine the incentive award for each factor. An individual award component was based on the performance evaluation or other individual objectives for each executive. For fiscal year 2006, all participants will also be judged on the Company’s safety record, as well as individual performance, corporate earnings per share, corporate EBITDA, corporate return on capital, and profitability and revenue growth at the business unit level.
Long-Term Incentives
          The goal of the Company’s long-term incentive program is to link a significant portion of the executive’s compensation to the enhancement of stockholder value over the longer-term.
          The Company generally makes stock option awards on an annual basis, with corporate and subsidiary officers and key managers eligible for such awards. Option awards are made at fair market value, have a term of ten years, and vest over three years.
          In the future, the Company expects to combine options with performance restricted stock unit awards that vest over three years and are based on total shareholder return, which is intended to further align stockholder and executive interests.
Compensation of the Chief Executive Officer
          William E. Chiles has served as Chief Executive Officer since July 2004 pursuant to an Employment Agreement with the Company dated June 21, 2004. In his capacity as CEO, Mr. Chiles has been responsible for working with the

Board to develop and execute the Company’s strategic business plan and oversee day-to-day operations of the Company. Mr. Chiles’s performance has been evaluated by the Chairman of the Board and the Committee.
          During fiscal year 2005, Mr. Chiles’s base salary was $425,000, and he had a target annual incentive compensation opportunity of 75% of base salary. The actual incentive award may vary from 0%-150% of base salary depending on the performance of the Company and Mr. Chiles’s individual contributions. For fiscal year 2005, Mr. Chiles received an incentive award of $331,193, which was approximately 110% of Mr. Chiles’s base salary received for the year. In determining to grant the maximum amount, the Committee focused on Mr. Chiles’ leadership skills during a difficult period for the Company. Seventy percent of the potential award was based on performance results of the Company and thirty percent on the formal appraisal of his performance in leading the organization. During the fiscal year Mr. Chiles also received an award of 75,000 non-qualified stock options, whose option price was the “fair market value” on the date of grant. Additionally, Mr. Chiles received 25,000 Performance Restricted Stock Units. The annual incentive compensation, stock option awards and Restricted Stock Unit awards provide a significant “at-risk” component to Mr. Chiles’s total compensation opportunity and creates a strong “pay-performance” linkage.
Compensation Committee

Robert W. Waldrup, Chairman
Pierre H. Jungels, CBE
Thomas C. Knudson

IX.	AUDIT COMMITTEE REPORT
          The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission (the “SEC”), or subject to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
          The Audit Committee’s principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to assist the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board of Directors, based on its discussions with the Company’s management and independent auditors, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the three members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. The Board of Directors has determined that at least one member, Ken C. Tamblyn, is an audit committee financial expert as defined by the SEC. The Board of Directors adopted a restated charter for the Audit Committee, a copy of which is attached hereto as Appendix A and posted on our website under the “Corporate Governance” caption.
          In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2005, the Audit Committee has:
•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended; and

•	received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence.

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements is compatible with maintaining the independence of KPMG LLP.
          In February 2005, the Company voluntarily advised the staff of the United States Securities and Exchange Commission (the “SEC”) that the Audit Committee had engaged special outside counsel to undertake a review of certain payments made by two of our affiliated entities in a foreign country. The review of these payments, which initially focused on Foreign Corrupt Practices Act matters, was subsequently expanded to cover operations in other countries and other issues (the “Internal Review”).
          The SEC then notified the Company that it had initiated an informal inquiry and requested that the Company provide certain documents on a voluntary basis. Subsequently, the SEC advised the Company that the inquiry had become an investigation. The Company has responded to the SEC’s requests for documents and are continuing to do so.
          The Internal Review is complete and the accompanying financial statements reflect all known required restatements. As a follow-up to matters identified during the course of the Internal Review, Special Counsel to the Audit Committee is completing certain work, and may be called upon to undertake additional work in the future to assist in responding to inquiries from the SEC, from other governmental authorities or customers, or as follow-up to the steps being performed by Special Counsel.
          As a result of the findings of the Internal Review, the Company restated its historical financial statements to accrue for payroll taxes, penalties and interest attributable to underreported employee payroll. The Company’s management has separately determined that the Company was not reporting customer reimbursements in accordance with U.S. generally accepted accounting principles (“GAAP”), that it did not properly record expenses related to severance benefits for certain employees of a foreign subsidiary and that it did not properly record expenses related to payroll taxes incurred by one of its foreign subsidiaries. In accordance with GAAP, the Company has restated its historical financial statements to reflect such reimbursements, severance benefits and payroll taxes in accordance with GAAP.

          The Company’s management concluded that, as of March 31, 2005, there were several material weaknesses in the Company’s internal control over financial reporting. The Company’s management has taken a series of actions to remediate these weaknesses in its control environment.
          For additional information concerning the restatements, the material weaknesses in its control environment and the remedial measures taken by the Company to address these weaknesses, see the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, including Note A in the Notes to Consolidated Financial Statements and Item 9a.
          Based on the review and discussions with the Company’s management and independent auditors, as set forth above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed with the SEC.
Audit Committee
Ken C. Tamblyn, Chairman
Stephen J. Cannon
David M. Johnson

X.	RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
          KPMG conducted the examination of the Company’s financial statements for the fiscal year ended March 31, 2005. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
          During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.
          Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2005	2004

Audit Fees	$633,357	$676,360
Audit-Related Fees	1,266,775	—
Tax Fees	32,990	93,448
All Other Fees	—	—
Description of Non-Audit Services.
          Audit-Related Fees—2005 audit fees include (i) Sarbanes-Oxley Section 404 Certification—$518,036 and (ii) forensic services—$748,739.
          Tax Fees—comprise fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.
Audit Committee Pre-Approval Policies and Procedures.
          Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.
          Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.
          Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.
Approval and Ratification of Independent Public Accountant
          The Audit Committee of the Company’s Board of Directors has selected the firm of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2006. Stockholder approval and ratification of this selection is not required by law or by the by-laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2006, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2006. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.
          The Board of Directors recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006.

XI.	STOCK PERFORMANCE GRAPH
          The following performance graph compares the yearly cumulative return on the Company’s Common Stock to the Standard & Poor’s 500 Stock Index (“S&P 500”) and a peer group index of companies selected by the Company, over a five fiscal year period ending on March 31, 2005. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark Offshore, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company’s Common Stock and each index to have been $100 at March 31, 2000.

	Cumulative Total Return
	3/00	3/01	3/02	3/03	3/04	3/05

OFFSHORE LOGISTICS, INC.	100.00	178.83	155.32	130.09	166.13	240.14
S & P 500	100.00	78.32	78.51	59.07	79.82	85.16
PEER GROUP	100.00	117.45	115.02	78.87	91.77	136.72

XII.	OTHER MATTERS
          On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited (“Bristow”), a U.K. corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial & Services Limited (“CIS”), and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owners of 1,752,754 shares of our Common Stock. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of our Common Stock or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination to our Board of Directors and to replace any directors so nominated. Pursuant to the Master Agreement, CIS designated Peter N. Buckley and Jonathan H. Cartwright for nomination to our Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman of the Board of Directors and Mr. Cartwright is the Financial Director of Caledonia Investments, plc (“Caledonia”), which was then the holder of all the outstanding stock of CIS. On December 4, 2002, CIS: (i) sold Caledonia all its holdings of our Common Stock and our 6% Convertible Subordinated Notes (the “6% Notes”) and (ii) transferred to Caledonia all of its rights and obligations under the Master Agreement and related documents. On July 29, 2003, we redeemed the 6% Notes with a portion of the proceeds from our sale of $230.0 million principal amount of 6 1/8% Senior Notes due 2013. This reduced the amount of our Common Stock beneficially owned by Caledonia to 1,300,000 shares (see “Security Ownership of Certain Beneficial Owners and Management”).
          The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to our Board of Directors and are, in our view, fair and reasonable to the Company.
          In connection with the Bristow transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow shares held by Caledonia, who, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow to retain its operating license, to find a qualified European Union investor to own any Bristow shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow shares will be subject to the approval of the Civil Aviation Authority.
          From December 19, 1996 until June 19, 2003, Caledonia was entitled to receive management fees from Bristow ranging from £500,000 to £900,000.
          In connection with the Bristow transaction, we acquired £91.0 million (approximately $144.0 million) in principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow. Bristow had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. With our agreement, no interest payments have been made through March 31, 2005.
          In January 1998, we loaned £50.0 million (approximately $84.0 million) to Bristow to refinance certain of its indebtedness. The loan matures on January 15, 2008 and bears interest at an annual rate of 8.335%. In December 2002, Bristow advanced to us $10.0 million under a demand note that bears interest at an annual rate of 8.335%. In March 2004, Bristow advanced to us $11.4 million under a demand note. This amount was repaid to Bristow in June 2004. In December 2005, Bristow advanced to us $15 million under a demand note that bears interest at an annual rate of 8.335%.
          During fiscal 2003, 2004 and 2005, we leased approximately 23, 24 and 27 aircraft, respectively, to Bristow and received total lease payments of approximately $18.0 million, $15.5 million and $17.7 million, respectively. During fiscal 2003, 2004 and 2005, Bristow leased approximately six, five and four aircraft, respectively, to us, and we paid total lease payments of $4.6 million, $3.0 million and $2.4 million, respectively.
          The foregoing transactions with Bristow are eliminated for financial reporting purposes in consolidation.
          In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the shareholders of Bristow agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from

12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow for £1 per share ($14.4 million in total). Bristow used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding shareholders, including the Company. Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal 2005, the amount paid to Caledonia was £46,776 ($85,771) representing the amount due from May 8, 2004 to December 31, 2004. Subsequent to March 31, 2005, the Company has paid to Caledonia £36,198 ($65,919) representing the amount due from January 1, 2005 to June 30, 2005.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the Securities and Exchange Commission and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for the fiscal year ended March 31, 2005, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 2005 except that two Form 3’s were filed late by Thomas Knudson and William Hopkins, respectively, and one Form 4 was filed late by William Hopkins with respect to the options for shares of common stock granted to him.
Items of Business To Be Acted Upon at the Meeting
Item 1. ELECTION OF DIRECTORS
The Board of Directors recommends that you vote for election of each of the following nominees:
•       Thomas N. Amonett
•       Peter N. Buckley
•       Stephen J. Cannon
•       Jonathan H. Cartwright
•       William E. Chiles
•       Michael A. Flick
•       Kenneth M. Jones
•       Pierre H. Jungels, CBE
•       Thomas C. Knudson
•       Ken C. Tamblyn
•       Robert W. Waldrup
Biographical information about these nominees can be found on pages 7 and 8 of this proxy statement.
Item 2. APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITOR
The Board of Directors recommends that you vote for the approval and ratification of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006.
VOTING OF THE PROXY
          SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE PROPOSAL TO APPROVE AND RATIFY THE COMPANY’S INDEPENDENT AUDITORS.
GENERAL
          The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

HOUSEHOLDING
          The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions.

          Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Any such request should be directed to Secretary, Offshore Logistics, Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042. Requests from beneficial owners of our shares must set forth a good faith representation that as of December 9, 2005, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.
By Order of the Board of Directors

Joseph A. Baj
Secretary
December 30, 2005

APPENDIX A
OFFSHORE LOGISTICS, INC.
AUDIT COMMITTEE CHARTER
          This Audit Committee Charter has been adopted by the Board of Directors of Offshore Logistics, Inc. (the “Company”). The Audit Committee (the “Committee”) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.
Purpose
          The Committee’s purpose, inter alia, is to:
(A)	assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function and independent auditors; and

(B)	prepare an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement;
Composition and Independence
          The Committee shall be appointed by the Board and shall consist of a minimum of three directors. All Committee members shall be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The members shall also meet the financial literacy requirement set forth in the NYSE Rules and at least one member shall have the accounting or related financial management expertise required by the NYSE Rules. The Board’s goal is that the Committee have at least one “audit committee financial expert,” as defined by the Securities and Exchange Commission. No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to becoming a member of the Committee.
          One member of the Committee shall be appointed by the Board as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The Committee may not designate subcommittees except with the prior approval of the Board.
Responsibilities
          The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, disclosure controls and procedures, internal control over financial reporting and financial reporting practices of the Company. Management is responsible for the preparation of the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. The Committee and the Board recognize that management and the independent auditor have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, auditing, disclosure controls and procedures, internal control over financial reporting and financial reporting practices than the Committee does. Accordingly the Committee’s role does not provide any assurances as to the accuracy or completeness of financial statements and other financial information provided by the Company to its shareholders and others.
          The Committee shall report regularly to the Board of Directors. Except as otherwise expressly provided, the Committee shall have the sole authority with respect to the responsibilities delegated below, and further action by the Company’s Board of Directors shall not be required in order for the act of the Committee to constitute the act of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company’s accounting, auditing, disclosure controls and procedures, internal control over financial reporting or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee shall perform such other duties as may be assigned to it from time to time by the Board.

          The Committee shall have the specific authority and responsibilities set forth below:
•	Oversight of the Company’s internal auditors, which audit function can be performed by either employees or outsourced.

•	Appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting), and each such registered public accounting firm shall report directly to the Committee.

•	Pre-approval of audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. The Committee may delegate such responsibility (other than with respect to the audit of the Company’s annual financial statements) to one or more members, provided that decisions made pursuant to such delegated authority shall be presented to the Committee at its next meeting.

•	Obtain at least annually from the independent auditor a written report describing all relationships between the auditor and the Company. The report shall also describe the auditor’s internal quality control procedures, any material issues raised by the most recent internal quality-control review, or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Confirm annually with the independent auditor that it is registered with the Public Company Accounting Oversight Board and that its registration is in good standing.

•	Review the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discuss them with management and the independent auditor. These discussions shall: consider the quality of the Company’s accounting principles as applied in its financial reporting; review particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded); and other inquiries as the Committee or the independent auditor shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

•	Issue annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission.

•	Discuss with a representative of management and the independent auditor: (1) the interim financial information contained in the Company’s Quarterly Report on Form 10-Q prior to its filing, (2) any earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, and (3) the results of the review of such information by the independent auditor.

•	Discuss with management and the independent auditor the quality and adequacy of and compliance with the Company’s disclosure controls and procedures and internal control over financial reporting.

•	Discuss with management and/or the Company’s counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, and any material reports or inquiries from regulatory or governmental agencies.

•	Discuss with management the Company’s policies and procedures with respect to risk assessment and risk management.

•	Review with the independent auditor any audit problems or difficulties and management’s response.

•	Establish and oversee procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters.
•	Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Charter.

•	Establish clear hiring policies for employees or former employees of the independent auditor seeking employment with the Company.

•	Perform such responsibilities as may be delegated to it pursuant to the Company’s Code of Ethics for CEO and Senior Financial Officers and Code of Business Conduct and Ethics. The Committee shall have the sole authority to grant waivers of such Codes to a director or executive officer.

•	Conduct a review of all proposed related party transactions for potential conflict of interest situations on an ongoing basis and pre-approve such proposed transaction. For this purpose, “related party transaction” shall refer to those transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

•	Review annually the composition of, and investment performance of, assets funding the Company’s employee benefit plans.
Advisors and Funding
          The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal counsel, accountants or other advisors.
          The Company shall provide for appropriate funding, as determined by the Committee, for payment of (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (2) compensation to any independent counsel and other advisers employed by the Committee as it determines necessary to carry out its duties, and (3) ordinary administrative expense of the Committee that are necessary or appropriate in carrying out its duties.
Meetings
          The Committee shall meet at least four times annually or more frequently as circumstances dictate. Periodically, the Committee shall have separate private meetings with the independent auditor, the Company’s internal auditor and management.
          Meetings may be called by the chair of the Committee, or at the request of a majority of the members of the Committee or by the Board.

Please Mark Here ☐
for Address
Change or
Comments
SEE REVERSE SIDE

1) Election of the following nominees as Directors:

FOR	WITHHOLD
all nominees	for all nominees
☐	☐
Withhold for the following only:(Write the name(s) of the nominee(s) below)
01 Thomas N. Amonett, 02 Peter N. Buckley, 03 Stephen J. Cannon, 04 Jonathan H. Cartwright,
05 William E. Chiles, 06 Michael A. Flick, 07 Kenneth M. Jones, 08 Pierre H. Jungels, CBE,
09 Thomas C. Knudson, 10 Ken C. Tamblyn, and 11 Robert W. Waldrup.

2)	Approval and ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending March 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Dated:

Signature

Signature

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each joint stockholder named should sign.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/olog		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.		Use any touch-tone telephone to		your proxy card and
Have your proxy card in hand	OR	vote your proxy. Have your proxy	OR	return it in the
when you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY
OFFSHORE LOGISTICS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned stockholder of Offshore Logistics, Inc., a Delaware corporation, hereby appoints William E. Chiles and Joseph A. Baj, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westchase Marriott Hotel, Houston, Texas, on Monday, February 6, 2006, at 10:00 a.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.
     The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, and FOR approval and ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending March 31, 2006.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲